As Filed with the Securities and Exchange Commission on July 27, 2006
Registration No. 333-__________

Securities and Exchange Commission

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GeoGlobal Resources Inc.
(Exact Name of Registrant as specified in its Charter)

Delaware	33-0464753
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

310, 605 - 1 Street, SW, Calgary, Alberta, Canada T2P 3S9
(403) 777-9250
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

1998 Stock Incentive Plan
(Full Title of Plan)

Allan Kent, Executive Vice President and CFO
GeoGlobal Resources, Inc.
310, 605 - 1 Street, SW, Calgary, Alberta T2P 3S9
(403) 777-9250
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
William S. Clarke, Esquire
William S. Clarke, P.A.
457 North Harrison Street, Suite 103, Princeton, New Jersey 08540

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	4,000,000	$4.03(1)	$16,120,000	$1725
			Total	$1725

(1) Estimated solely for the purpose of calculating the Registration Fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock quoted on the American Stock Exchange on July 25, 2006.
(2) This registration statement is also a post-effective amendment to the Registrant’s Registration Statements on Form S-8 (File Nos. 333-74245, 333-39450, 333-67720 and 333-130135) filed with the Securities and Exchange Commission on March 11, 1999, June 16, 2000, August 16, 2001 and December 1, 2005, respectively.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of 4,000,000 shares of common stock issuable on exercise of options to be granted under the 1998 Stock Incentive Plan (the “Plan”) to selected employees, non-employee members of the Board of Directors, and consultants or other independent advisors who provide services to GeoGlobal Resources Inc., a Delaware corporation (the “Company”).

On June 14, 2006, the shareholders of the Company approved the adoption of an amendment to the Plan increasing the number of shares reserved for the grant of options from 8,000,000 to 12,000,000. This registration statement is filed pursuant to paragraph E of the General Instructions to Form S-8 to register additional securities of the same class as other securities for which a registration statement has been filed on Form S-8 relating to the Plan.

This Registration Statement is also a post-effective amendment to the Company’s Registration Statements on Form S-8 (File Nos. 333-74245, 333-39450, 333-67720 and 333-130135) filed with the Securities and Exchange Commission on March 11, 1999, June 16, 2000, August 16, 2001 and December 1, 2005, respectively, and is being filed solely for purposes of including within the Registration Statements, a re-offer prospectus, as defined in General Instrument C.1 of Form S-8, 3,237,000 shares of Common Stock issuable on exercise of options granted under the Company’s 1998 Stock Incentive Plan to certain Officers or Directors who are or may be deemed to be affiliates of the Company (the “Selling Stockholders”) for resale by the Selling Stockholders. The re-offer prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Form S-3, and pursuant to General Instruction C of Form S-8, may be used for re-offers or re-sales of the shares of Common Stock that may be made on a continuous or delayed basis in the future as provided by Rule 415 that have been or may be acquired by the Selling Stockholders on the exercise of options granted pursuant to the Plan.

The contents of the Company’s registration statements on Form S-8 (File Nos. 333-74245, 333-39450, 333-67720 and 333-130135) filed with the Securities and Exchange Commission on March 11, 1999, June 16, 2000, August 16, 2001 and December 1, 2005, respectively, are incorporated by reference.

Re-Offer Prospectus

GEOGLOBAL RESOURCES INC.

3,237,000 Shares of Common Stock

Certain of our officers and Directors, who are named in this prospectus, may offer and sell from time to time, for their own accounts up to 3,237,000 shares of our Common Stock that they may acquire from time to time on exercise of options granted under our 1998 Stock Incentive Plan. We will not receive any of the proceeds from such sales.

See “Risk Factors” on page 8 for information you should consider before buying shares of our common stock.

The Selling Stockholders propose to sell any shares issued to them on exercise of options granted to them from time to time in transactions occurring either on or off the American Stock Exchange, Inc. (the “AMEX”) at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of shares by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our Common Stock is traded on the AMEX under the symbol “GGR.” On July 25, 2006, the closing price of our Common Stock on the AMEX was $3.95 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July [__], 2006

TABLE OF CONTENTS

Prospectus Summary	5

Risk Factors	7

Risks Relating to Our Oil and Gas Activities

Because We Are In the Early Stage of Developing Our Activities, There Are Considerable
Risks That We Will Be Unsuccessful	8

Our Interests In the Production Sharing Contracts Involve Highly Speculative Exploration
Opportunities That Involve Material Risks That We Will Be Unsuccessful	9

Possible Inability of Contracting Parties to Fulfill Phase One of the Minimum Work
Program for the KG Block	9

Because Our Activities Have Only Recently Commenced And We Have No Operating
History And Reserves of Oil and Gas, We Anticipate Future Losses; There Is No Assurance
Assurance of Our Profitability	10

We Expect to Have Substantial Requirements For Additional Capital That May Be
Unavailable To Us Which Could Limit Our Ability To Participate In Our Existing Ventures
Or Pursue Other Opportunities. Our Available Capital is Limited	10

India’s Regulatory Regime May Increase Our Risks And Expenses Of Doing Business	11

Our Control by Directors and Executive Officers May Result In Those Persons Having
Interests Divergent From Our Other Securityholders	12

Our Reliance On A Limited Number Of Key Management Personnel Imposes Risks On Us
That We Will Have Insufficient Management Personnel Available If The Services Of Any
Of Them Are Unavailable	12

Our Success Is Largely Dependent On The Success Of The Operators Of The Ventures In
Which We Participate And Their Failure Or Inability To Properly Or Successfully Operate
The Oil And Gas Exploration, Development And Production Activities On An Exploration
Block, Could Materially Adversely Affect Us	12

Certain Terms Of The Production Sharing Contracts May Create Additional Expenses And
Risks That Could Adversely Affect Our Revenues And Profitability	13

Oil And Gas Prices Fluctuate Widely And Low Oil And Gas Prices Could Adversely Affect
Our Financial Results	14

Our Ability To Locate And Participate In Additional Exploration Opportunities And To
Manage Growth May Be Limited By Reason Of Our Limited History Of Operations And
The Limited Size Of Our Staff	15

Our Future Performance Depends Upon Our Ability And The Ability Of The Ventures
In Which We Participate To Find Or Acquire Oil And Gas Reserves That Are
Economically Recoverable	15

Estimating Reserves And Future Net Revenues Involves Uncertainties And Oil And Gas
Price Declines May Lead To Impairment Of Oil And Gas Assets	16

Risks Relating To The Market For Our Common Stock

Volatility Of Stock Price	16

Cautionary Statement for Purposes of The “Safe Harbor” Provisions of The Private Securities
Litigation Reform Act of 1995	17

Use Of Proceeds	18

Selling Securityholders	18

Plan of Distribution	19

Legal Matters	20

Experts	20

Where You Can Find More Information	21

You should rely only on the information included in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these shares. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this prospectus. At various places in this prospectus, we may make reference to the “company” or “us” or “we.” When we use those terms, unless the context otherwise requires, we mean GeoGlobal Resources Inc. and its wholly-owned subsidiaries.

GeoGlobal Resources Inc.

GeoGlobal Resources Inc. is engaged, through subsidiaries and joint ventures in which we are a participant, in the exploration for and development of oil and natural gas reserves. At present, these activities are being undertaken in locations where we and our joint venture participants have been granted exploration rights pursuant to agreements we have entered into with the Government of India ("GOI"). As of July 25, 2006, we have entered into agreements with respect to six of these exploration blocks as follows:

•
The first of our agreements, entered into in February 2003, grants exploration rights in an area offshore eastern India. We refer to this as the “KG Block” and we have a net 5% carried interest under this agreement.

•
We have entered into two agreements which grant exploration rights in areas onshore in the Cambay Basin in the State of Gujarat in western India. These agreements were entered into with the GOI in February 2004 and we have a 10% participating interest under each of these agreements. We refer to these as the “Mehsana Block” and the “Sanand/Miroli Block.”

•
In April 2005, we entered into an agreement with Gujarat State Petroleum Corporation Limited ("GSPC"), providing for our purchase and the sale by GSPC, subject to GOI consent, of a 20% participating interest in the agreement granting exploration rights onshore in the Cambay Basin in the State of Gujarat. We refer to this as the “Tarapur Block”.

•
On September 23, 2005, we signed agreements with respect to two additional locations. One area in which we hold a 10% participating interest is located onshore in the Cambay Basin located in the State of Gujarat south-east of our three existing Cambay blocks. We refer to this as the "Ankleshwar Block". The second area is onshore in the Deccan Syneclise Basin located in the northern portion of the State of Maharashtra in west-central India in which we hold a 100% participating interest. We refer to this as the "DS Block".

All of our exploration activities should be considered highly speculative.

The Offering

Offering of Common Stock by the Selling Stockholders	3,237,000

Shares to be outstanding after the offering of common stock	67,716,755(1)
held by the Selling Stockholders assuming all the
Options held by such persons are exercised

______________________________

(1) Based on the number of shares of common stock issued and outstanding on July 25, 2006. Excludes 2,009,000 shares of Common Stock issuable on exercise of options granted under the Plan to persons other than the Selling Stockholders. Also excludes an aggregate of 2,418,916 shares of Common Stock issuable pursuant to the terms of the Plan on the full exercise of options that may be granted under the Plan and warrants issued in September 2005 as compensation to a broker dealer in connection with the private sale of our securities

Use of Proceeds
We will not realize any of the proceeds from the sale of the shares offered by the Selling Stockholders. See “Use of Proceeds.” In the event all the outstanding options held by the Selling Stockholders are exercised, we will receive aggregate proceeds of $7,958,060 which will be added to our general corporate funds and used for working capital. There can be no assurance those options will be exercised or the proceeds received.

Market Symbol (American Stock Exchange)	GGR

Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 8 of this prospectus.

Our Offices

Our executive offices are located at 605 - 1st Street, SW, Suite 310, Calgary, Alberta, Canada T2P 3S9. Our telephone number is 403-777-9250.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should consider the following factors, in addition to the other information contained in this Prospectus, in evaluating our business and current and proposed activities before you purchase any shares of our common stock. You should also see the "Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995" regarding risks and uncertainties relating to us and to forward-looking statements in this Report.

Risks Relating to Our Oil and Gas Activities

Because We Are In the Early Stage Of Developing Our Activities, There Are Considerable Risks That We Will Be Unsuccessful
We are in the early stage of developing our operations. Our only activities in the oil and natural gas exploration and production industry have primarily involved entering into five Production Sharing Contracts with the GOI. In addition, we have entered into an agreement to acquire a participating interest in a sixth Production Sharing Contract ("PSC"), subject to GOI consent. We have realized no revenues from our oil and natural gas exploration and development activities and do not claim any proved reserves of oil or natural gas. As of July 25, 2006 a venture in which we have a net 5% interest, has drilled and abandoned two wells, has drilled, tested and completed two wells and has commenced drilling operations on a fifth well.

As of July 25, 2006, we do not claim any proved reserves of hydrocarbons as a result of those drilling, testing and evaluation activities. Our current plans are to conduct the exploration and development activities on the areas offshore and onshore India in accordance with the terms of the PSC's we are a party to. There can be no assurance that the exploratory drilling to be conducted on the exploration blocks in which we hold or have agreed to acquire an interest will result in any discovery of hydrocarbons or that any hydrocarbons that are discovered will be in commercially recoverable quantities. In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered. The presence of hydrocarbon reserves on contiguous properties is no assurance or necessary indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which we hold an interest. Our exploration opportunities are highly speculative and should any of these opportunities not result in the discovery of commercial quantities of oil and gas reserves, our investment in the venture could be lost.

Our business plans also include seeking to enter into additional joint ventures or other arrangements to acquire interests in additional government created and granted hydrocarbon exploration opportunities, primarily located onshore or in the offshore waters of India. Opportunities to acquire interests in exploration opportunities will be dependent upon our ability to identify, negotiate and enter into joint venture or other similar arrangements with respect to specific exploration opportunities and upon our ability to raise sufficient capital to fund our participation in those joint ventures or other exploration activities. Our success will be dependent upon the success of the exploration activities of the ventures in which we acquire an interest.

Our Interest In The Production Sharing Contracts Involve Highly Speculative Exploration Opportunities That Involve Material Risks That We Will Be Unsuccessful
Our interests in the exploration blocks should be considered to be highly speculative exploration opportunities that involve material risks. None of the exploration blocks in which we have an interest have any proven reserves and are not producing any quantities of oil or natural gas. Exploratory drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled on any of the exploration blocks in which we have an interest or by any venture in which we may acquire an interest in the future will be productive or that we will receive any return or recover all or any portion of our investment. Drilling for oil and gas may involve unsuccessful or unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the operator’s control, including economic conditions, mechanical problems, extreme downhole pressures and temperatures, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. Drilling activities on the exploration blocks in which we hold an interest may not be successful and, if unsuccessful, such failure may have a material adverse effect on our future results of operations and financial condition.

Possible Inability of Contracting Parties to Fulfill Phase One of the Minimum Work Program for the KG Block
Our PSC relating to the KG Block provides that by the end of the first phase of the exploration period the contracting parties shall have drilled at least fourteen wells. The first phase of the exploration period expired on September 11, 2005. Through July 25, 2006, four wells have been drilled on the exploration block, leaving ten wells to be drilled. On August 5, 2005, a written notice requesting the six month extension was submitted and on August 29, 2005, the management committee consented to the extension of six months to March 11, 2006 and deducted the six month extension from the Phase II exploration period. On February 24, 2006, the management committee for the KG Block recommended a further extension to the first phase of twelve months to March 11, 2007 which will also be deducted from the second phase of the exploration program. As at July 25, 2006, approval of this extension from the GOI is still outstanding.

The PSC provides that, if at the end of an exploration phase a work program for that phase is not completed, the time for completion of the exploration program for that phase is to be extended for a period necessary to enable completion but not exceeding six months, provided the parties (i) submit a request by written notice to the GOI at least thirty days prior to the expiration of the relevant phase, (ii) can show technical or other good reasons for the non-completion of the work program, and (iii) the management committee gives its consent to the extension. Any such extension that is granted is to be deducted from the next succeeding exploration phase.

In the event the twelve month extension is granted and the ten additional wells are not drilled by March 11, 2007, or the further extension is not granted, the Company may be liable for consequences of non-fulfillment of the minimum work commitment in a given time frame under the PSC. The PSC has provisions for termination on account of various reasons specified therein, including material breach of the contract. Termination rights can be exercised after giving ninety days written notice, unless such failure of compliance or contravention is remedied within the ninety-day period or such extended period as may be granted by the GOI. The failure to timely complete the minimum work commitment may be deemed by the GOI to be a failure to comply with the provisions of the PSC in a material particular. We have been advised by GSPC that it is unaware of any such precedence. In the event the PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. We are of the view that GSPC, under the terms of our Carried Interest Agreement, would be liable for our participating interest share of the amount required to complete the minimum work program for the phase. However, termination of the PSC by the GOI would result in the loss of our interest in the KG Block other than areas determined to encompass commercial discoveries. No areas on the KG Block have been determined to encompass commercial discoveries as of July 25, 2006.

Because Our Activities Have Only Recently Commenced And We Have No Operating History And Reserves Of Oil And Gas, We Anticipate Future Losses; There Is No Assurance Of Our Profitability
Our oil and natural gas operations have been only recently established and we have no operating history, oil and gas reserves or assets upon which an evaluation of our business, our current business plans and our prospects can be based. Our prospects must be considered in light of the risks, expenses and problems frequently encountered by all companies in their early stages of development and, in particular, those engaged in exploratory oil and gas activities. Such risks include, without limitation:

▪	We will experience failures to discover oil and gas in commercial quantities;

▪	There are uncertainties as to the costs to be incurred in our exploratory drilling activities, cost overruns are possible and we may encounter mechanical difficulties and failures in completing wells;

▪	There are uncertain costs inherent in drilling into unknown formations, such as over-pressured zones, high temperatures and tools lost in the hole; and

▪	We may make changes in our drilling plans and locations as a result of prior exploratory drilling.

During the exploration phase prior to the start date of initial commercial production, we have a carried interest in the exploration activities on the KG Block. Our interests in our other five exploration blocks are participating interests which require us to pay our proportionate share of exploration, drilling and development expenses on these blocks substantially as those expenses are incurred. Unexpected or additional costs can affect the commercial viability of producing oil and gas from a well and will affect the time when and amounts that we can expect to receive from any production from a well. Because our carried costs of exploration and drilling on the KG Block are to be repaid in full to the operator, GSPC, before we are entitled to any share of production, additional exploration and development expenses will reduce and delay any share of production and revenues we will receive.

There can be no assurance that the ventures in which we are a participant will be successful in addressing these risks, and any failure to do so could have a material adverse effect on our prospects for the future. Our operations were recently established, and as such, we have no substantial operating history to serve as the basis to predict our ability to further the development of our business plan. Likewise, the outcome of our exploratory drilling activities, as well as our quarterly and annual operating results cannot be predicted. Consequently, we believe that period to period comparisons of our exploration, development, drilling and operating results will not necessarily be meaningful and should not be relied upon as an indication of our stage of development or future prospects. Through July 25, 2006, we abandoned two wells drilled on the KG Block and it is likely that in some future quarter our stage of development or operating or drilling results may fall below our expectations or the expectations of securities analysts and investors and that some of our drilling results will be unsuccessful and the wells abandoned. In such event, the trading price of our common stock may be materially and adversely affected.

We Expect to Have Substantial Requirements For Additional Capital That May Be Unavailable To Us Which Could Limit Our Ability To Participate In Our Existing and Additional Ventures Or Pursue Other Opportunities. Our Available Capital is Limited
In order to participate under the terms of our PSC's as well as in further joint venture arrangements leading to the possible grant of exploratory drilling opportunities, we will be required to contribute or have available to us material amounts of capital. Under the terms of our carried interest agreement relating to the KG Block, after the start date of initial commercial production on the KG Block, and under the terms of the five additional PSC's we are parties to, as well as the agreement relating to the acquisition of the 20% participating interest in the Tarapur Block, we are required to bear our proportionate share of costs during the exploration phases of those agreements. There can be no assurance that our currently available capital will be sufficient for these purposes or that any additional capital that is required will be available to us in the amounts and at the times required. Such capital also may be required to secure bonds in connection with the grant of exploration rights, to conduct or participate in exploration activities or be engaged in drilling and completion activities. We intend to seek the additional capital to meet our requirements from equity and debt offerings of our securities. Our ability to access additional capital will depend in part on the success of the ventures in which we are a participant in locating reserves of oil and gas and developing producing wells on the exploration blocks, the results of our management in locating, negotiating and entering into joint venture or other arrangements on terms considered acceptable, as well as the status of the capital markets at the time such capital is sought. There can be no assurance that capital will be available to us from any source or that, if available, it will be at prices or on terms acceptable to us. Should we be unable to access the capital markets or should sufficient capital not be available, our activities could be delayed or reduced and, accordingly, any future exploration opportunities, revenues and operating activities may be adversely affected and could also result in our breach of the terms of a PSC which could result in the loss of our rights under the contract.

As of June 30, 2006, we had cash and cash equivalents of approximately $35.0 million. We currently expect that our available cash will be sufficient to fund through December 2007 at the present level of operations our required capital expenditures on the five exploration blocks in which we are currently a participant and our participation in the Tarapur Block in which we agreed to acquire a 20% participating interest. Although exploration activity budgets are subject to ongoing review and revision, our present estimate of our commitments of capital pursuant to the terms of our PSC's relating to these exploration blocks, totals approximately $11.6 million during the period April 1, 2006 to March 31, 2007. Any further PSC's we may seek to enter into or any expanded scope of our operations or other transactions that we may enter into may require us to fund our participation or capital expenditures with amounts of capital not currently available to us. We may be unsuccessful in raising the capital necessary to meet these capital requirements. There can be no assurance that we will be able to raise the capital.

Pursuant to our agreement executed on April 7, 2005 to acquire a 20% participating interest from GSPC in the Tarapur Block, to date, our share of costs incurred amounts to approximately US$2.9 million which has been expended on the drilling of six wells and a recently completed 500 sq km 3-D seismic acquisition. In addition, it is expected that under the terms of our agreement with GSPC the total capital we will be required to contribute to exploration activities on Tarapur during the period ending March 31, 2007, based on our 20% participating interest, will be approximately an additional $4.6 million.

Our agreement with GSPC on the Tarapur Block is subject to obtaining the GOI consent. In the event such consent is not obtained, the assignment would be terminated. In the event the GOI does not reject in writing the application for consent to the assignment within 180 days, it is deemed approved, however, the commencement of this 180 day period does not commence until the GOI deems the application submitted to be complete. The GOI has not as of July 25, 2006 deemed the application to be complete.

On May 30, 2006, we entered into a Memorandum of Understanding (“MOU”) with GSPC relating to the Tarapur Block. Under the terms of our previous agreement with GSPC, we are to fund a 20% PI share of all past exploration costs incurred on the Tarapur Block and keep in force a financial and performance guarantee in an amount sufficient to secure our performance under the Tarapur PSC. Under the terms of our previous agreement with GSPC, in the event such GOI consent is not obtained, the assignment would be terminated. Pursuant to the MOU, in the event that the GOI does not approve of the Tarapur assignment, GSPC is obligated to repay to us all amounts paid by us to GSPC with respect to the Tarapur Block and the assignment would be automatically terminated. GSPC is to repay such amounts to us within 30 days of a written notice from us.

India’s Regulatory Regime May Increase Our Risks And Expenses In Doing Business
All phases of the oil and gas exploration, development and production activities in which we are participating are regulated in varying degrees by the Indian government, either directly or through one or more governmental entities. The areas of government regulation include matters relating to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental protection and rig safety. In addition, the award of a PSC is subject to GOI consent and matters relating to the implementation and conduct of operations under the PSC is subject, under certain circumstances, to GOI consent. As a consequence, all future drilling and production programs and operations we undertake or are undertaken by the ventures in which we participate in India must be approved by the Indian government. Shifts in political conditions in India could adversely affect our business in India and the ability to obtain requisite government approvals in a timely fashion or at all. We, and our joint venture participants, must maintain satisfactory working relationships with the Indian government. This regulatory environment may increase the risks associated with our intended exploration and productivity activities and increase our costs of doing business.

 Our Control By Directors And Executive Officers May Result In Those Persons Having Interests Divergent From Our Other Stockholders
As of July 25, 2006, our Directors and executive officers and their respective affiliates, in the aggregate, beneficially hold 32,216,167 shares or approximately 50.0% of our outstanding Common Stock. As a result, these stockholders possess significant influence over us, giving them the ability, among other things, to elect a majority of our Board of Directors and approve significant corporate transactions. These persons will retain significant control over our present and future activities and our other stockholders and investors may be unable to meaningfully influence the course of our actions. These persons may have interests regarding the future activities and transactions in which we engage which may diverge from the interests of our other stockholders. Such share ownership and control may also have the effect of delaying or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us which could have a material adverse effect on the market price of our Common Stock. Although management has no intention of engaging in such activities, there is also a risk that the existing management will be viewed as pursuing an agenda which is beneficial to themselves at the expense of other stockholders.

Our Reliance On A Limited Number Of Key Management Personnel Imposes Risks On Us That We Will Have Insufficient Management Personnel Available If The Services Of Any Of Them Are Unavailable
We are dependent upon the services of our President and Chief Executive Officer, Jean Paul Roy, and Executive Vice President and Chief Financial Officer, Allan J. Kent. The loss of either of their services could have a material adverse effect upon us. We currently do not have employment agreements with either of such persons or key man life insurance. The services of both Mr. Roy and Mr. Kent are provided pursuant to the terms of agreements with corporations wholly-owned by each of them. At present, Mr. Kent’s services are provided through an oral agreement with the corporation he owns. Accordingly, these agreements do not contain any provisions whereby Mr. Roy and Mr. Kent have direct contractual obligations to us to provide services or refrain from other activities.

At present, our future is substantially dependent upon the geological and geophysical capabilities of Mr. Roy to locate oil and gas exploration opportunities for us and the ventures in which we are a participant. His inability to do the foregoing could materially adversely affect our future activities. We entered into a three-year Technical Services Agreement with Roy Group (Barbados) Inc. dated August 29, 2003, a company owed 100% by Mr. Roy, to perform such geological and geophysical duties and exercise such powers related thereto as we may from time to time assign to it. The expiration term of this contract has subsequently been extended to December 31, 2007. We have no agreement directly with Mr. Roy regarding his services to us.

Our Success Is Largely Dependent On The Success Of The Operators Of The Ventures In Which We Participate And Their Failure Or Inability To Properly Or Successfully Operate The Oil And Gas Exploration, Development And Production Activities On An Exploration Block, Could Materially Adversely Affect Us
At present, our only oil and gas interests are our rights under the terms of the five PSC's with the GOI that we have entered into and the Deed of Assignment and Assumption agreement with GSPC, effective only upon obtaining GOI consent, relating to an interest in the Tarapur Block. We are not and will not be the operator of any of the exploration, drilling and production activities conducted on our exploration blocks, with the exception of the DS block in which we are the operator. Accordingly, the realization of successes in the exploration of the blocks is substantially dependent upon the success of the operators in exploring for and developing reserves of oil and gas and their ability to market those reserves at prices that will yield a return to us.

Under the terms of our carried interest agreement for the KG Block, we have a carried interest in the exploration activities conducted by the parties on the KG Block prior to the start date of initial commercial production. However, under the terms of that agreement, all of our proportionate share of capital costs for exploration and development activities must be repaid without interest over the projected production life or ten years, whichever is less. Our proportionate share of these costs and expenses expected to be incurred over the 6.5 year term of the PSC for which our interest is carried was originally estimated to be approximately $22.0 million. Additional drilling costs including the drilling to depths in excess of 5,000 meters, where higher downhole temperatures and pressures are encountered, versus shallower depths as originally anticipated, as well as the testing and completion costs of these wells, has resulted in additional costs exceeding original budgeted expenditures. As a consequence of these additional drilling costs incurred, as of July 25, 2006, the annual budget for the period April 1, 2006 to March 31, 2007 submitted to the Management Committee under the PSC for the KG Block estimates that GSPC will expend approximately $26.2 million attributed to us under the CIA over the period April 1, 2006 to March 31, 2007. Further additional expenditures may be required for cost overruns and completions of commercially successful wells. We are unable to estimate the amount of additional expenditures GSPC will make as operator attributable to us prior to the start date of initial commercial production under the carried interest agreement or when, if ever, any commercial production will commence. Of these expenditures, 50% are for the account of Roy Group (Mauritius) Inc. under the terms of the Participating Interest Agreement between us and Roy Group (Mauritius) Inc. We are not entitled to any share of production from the KG Block until such time as the expenditures attributed to us, including those expenditures made for the account of Roy Group (Mauritius) Inc., under the carried interest agreement, have been recovered by GSPC from future production revenue. Therefore, we are unable to estimate when we may commence to receive distributions from any production of hydrocarbon reserves found on the KG Block. As provided in the carried interest agreement, in addition to repaying our proportionate share of capital costs incurred for which we were carried, we will be required to bear our proportionate share of the expenditures attributable to us after the start date of initial commercial production on the KG Block.

Certain Terms Of The Production Sharing Contracts May Create Additional Expenses And Risks That Could Adversely Affect Our Revenues And Profitability
The PSC's contain certain terms that may affect the revenues of the joint venture participants to the agreements and create additional risks for us. These terms include, possibly among others, the following:

▪
The venture participants are required to complete certain minimum work programs during the three phases of the terms of the PSC's. In the event the venture participants fail to fulfill any of these minimum work programs, the parties to the venture must pay to the GOI their proportionate share of the amount that would be required to complete the minimum work program. Accordingly, we could be called upon to pay our proportionate share of the estimated costs of any incomplete work programs;

▪
Until such time as the GOI attains self sufficiency in the production of crude oil and condensate and is able to meet its national demand, the parties to the venture are required to sell in the Indian domestic market their entitlement under the PSC's to crude oil and condensate produced from the exploration blocks. In addition, the Indian domestic market has the first call on natural gas produced from the exploration blocks and the discovery and production of natural gas must be made in the context of the government’s policy of utilization of natural gas and take into account the objectives of the government to develop its resources in the most efficient manner and promote conservation measures. Accordingly, this provision could interfere with our ability to realize the maximum price for our share of production of hydrocarbons;

▪
The parties to each agreement that are not Indian companies, which includes us, are required to negotiate technical assistance agreements with the GOI or its nominee whereby such foreign company can render technical assistance and make available commercially available technical information of a proprietary nature for use in India by the government or its nominee, subject, among other things, to confidentiality restrictions. Although not intended, this could increase each venture’s and our cost of operations; and

▪
The parties to each venture are required to give preference, including the use of tender procedures, to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on equal or better terms than imported goods, and to employ Indian subcontractors having the required skills insofar as their services are available on comparable standards and at competitive prices and terms. Although not intended, this could increase the venture’s and our cost of operations.

These provisions of the PSC's, possibly among others, may increase our costs of participating in the ventures and thereby affect our profitability.

Oil And Gas Prices Fluctuate Widely And Low Oil And Gas Prices Could Adversely Affect Our Financial Results
There is no assurance that there will be any market for oil or gas produced from the exploration blocks in which we hold an interest and our ability to deliver the production from any wells may be constrained by the absence of or limitations on collector systems and pipelines. Future price fluctuations could have a major impact on the future revenues from any oil and gas produced on these exploration blocks and thereby our revenue, and materially affect the return from and the financial viability of any reserves that are claimed. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. A significant decrease in oil and gas prices could have a material adverse effect on our cash flow and profitability and would adversely affect our financial condition and the results of our operations. In addition, because world oil prices are quoted in and trade on the basis of U.S. dollars, fluctuations in currency exchange rates that affect world oil prices could also affect our revenues. Prices for oil and gas fluctuate in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

▪	political conditions in oil producing regions, including the Middle East and elsewhere;

▪	the domestic and foreign supply of oil and gas;

▪	quotas imposed by the Organization of Petroleum Exporting Countries upon its members;

▪	the level of consumer demand;

▪	weather conditions;

▪	domestic and foreign government regulations;

▪	the price and availability of alternative fuels;

▪	overall economic conditions; and

▪	international political conditions.

In addition, various factors may adversely affect the ability to market oil and gas production from the exploration block, including:

▪	the capacity and availability of oil and gas gathering systems and pipelines;

▪	the ability to produce oil and gas in commercial quantities and to enhance and maintain production from existing wells and wells proposed to be drilled;

▪	the proximity of future hydrocarbon discoveries to oil and gas transmission facilities and processing equipment (as well as the capacity of such facilities);

▪
the effect of governmental regulation of production and transportation (including regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and condensate and matters associated with the protection of the environment);

▪	the imposition of trade sanctions or embargoes by other countries;

▪	the availability and frequency of delivery vessels;

▪	changes in supply due to drilling by others;

▪	the availability of drilling rigs and qualified personnel; and

▪	changes in demand.

Our Ability To Locate And Participate In Additional Exploration Opportunities And To Manage Growth May Be Limited By Reason Of Our Limited History Of Operations And The Limited Size Of Our Staff
While our President and Executive Vice President have had extensive experience in the oil and gas exploration business, we have been engaged in limited activities in the oil and gas business over approximately the past three years and have a limited history of activities upon which you may base your evaluation of our performance. As a result of our brief operating history and limited activities in oil and gas exploration activities, our success to date in entering into ventures to acquire interests in exploration blocks may not be indicative that we will be successful in entering into any further ventures. There can be no assurance that we will be successful in growing our oil and gas exploration and development activities.

Any future significant growth in our oil and gas exploration and development activities will place demands on our executive officers, and any increased scope of our operations will present challenges to us due to our current limited management resources. Our future performance will depend upon our management and their ability to locate and negotiate opportunities to participate in joint venture and other arrangements whereby we can participate in exploration opportunities. There can be no assurance that we will be successful in these efforts. Our inability to locate additional opportunities, to hire additional management and other personnel or to enhance our management systems could have a material adverse effect on our results of operations.

Our Future Performance Depends Upon Our Ability And The Ability Of The Ventures In Which We Participate To Find Or Acquire Oil And Gas Reserves That Are Economically Recoverable
Our success in developing our oil and gas exploration and development activities will be dependent upon establishing, through our participation with others in joint ventures and other similar activities, reserves of oil and gas and maintaining and possibly expanding the levels of those reserves. We and the joint ventures in which we may participate may not be able to locate and thereafter replace reserves from exploration and development activities at acceptable costs. Lower prices of oil and gas may further limit the kinds of reserves that can be developed at an acceptable cost. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to enter into joint ventures or similar arrangements to maintain or expand our oil and gas reserves if capital is unavailable to us and the ventures in which we participate. In addition, exploration and development activities involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities, the inability to fully produce discovered reserves and the inability to enhance production from existing wells.

We expect that we will continually seek to identify and evaluate joint venture and other exploration opportunities for our participation as a joint venture participant or through some other arrangement. Our ability to enter into additional exploration activities will be dependent to a large extent on our ability to negotiate arrangements with others and with various governments and governmental entities whereby we can be granted a participation in such ventures. There can be no assurance that we will be able to locate and negotiate such arrangements, have sufficient capital to meet the costs involved in entering into such arrangements or that, once entered into, that such exploration activities will be successful. Successful acquisition of exploration opportunities can be expected to require, among other things, accurate assessments of potential recoverable reserves, future oil and gas prices, projected operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates, their accuracy is inherently uncertain. We cannot assure you that we will successfully consummate any further exploration opportunities or joint venture or other arrangements leading to such opportunities.

Estimating Reserves And Future Net Revenues Involves Uncertainties And Oil And Gas Price Declines May Lead To Impairment Of Oil And Gas Assets
Currently, we do not claim any proved reserves of oil or natural gas. Any reserve information that we may provide in the future will represent estimates based on reports prepared by independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to proved oil and gas reserves is based upon engineering estimates derived after analysis of information we furnish or furnished by the operator of the property. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. Oil and gas prices, which fluctuate over time, may also affect proved reserve estimates. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to reserves we may claim will likely vary from estimates, and such variances may be material. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by us for purposes of the reserve report.

Quantities of proved reserves are estimated based on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties that would result in a further non-cash charge to earnings.

Risks Relating To The Market For Our Common Stock

Volatility Of Our Stock Price
The public market for our common stock has been characterized by significant price and volume fluctuations. There can be no assurance that the market price of our common stock will not decline below its current or historic price ranges. The market price may bear no relationship to the prospects, stage of development, existence of oil and gas reserves, revenues, earnings, assets or potential of our Company and may not be indicative of our future business performance. The trading price of our common stock could be subject to wide fluctuations. Fluctuations in the price of oil and gas and related international political events can be expected to affect the price of our common stock. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies which fluctuations have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our company's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on our company's business, results of operations and financial condition.

Cautionary Statement For Purposes Of The "Safe Harbor" Provisions Of The Private Securities Litigation Reform Act Of 1995
With the exception of historical matters, the matters discussed in this Prospectus are “forward-looking statements” as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein include, but are not limited to:

•	the statements in this Prospectus regarding our plans and objectives relating to our future operations,
•	plans and objectives regarding the exploration, development and production activities conducted on the exploration blocks in India in which we have interests,
•
plans regarding drilling activities intended to be conducted through the ventures in which we are a participant, the success of those drilling activities and our ability and the ability of the ventures to complete any wells on the exploration blocks, to develop reserves of hydrocarbons in commercially marketable quantities, to establish facilities for the collection, distribution and marketing of hydrocarbons, to produce oil and natural gas in commercial quantities and to realize revenues from the sales of those hydrocarbons.

•	our plans and objectives to join with others or to directly seek to enter into or acquire interests in additional PSC's with the GOI and others,
•	our assumptions, plans and expectations regarding our future capital requirements,
•	our plans and intentions regarding our plans to raise additional capital,
•
the costs and expenses to be incurred in conducting exploration, well drilling, development and production activities and the adequacy of our capital to meet our requirements for our present and anticipated levels of activities are all forward-looking statements.

These statements appear, among other places, under the caption "Risk Factors". If our plans fail to materialize, your investment will be in jeopardy.

•	We cannot assure you that our assumptions or our business plans and objectives discussed herein will prove to be accurate or be able to be attained.
•	We cannot assure you that any commercially recoverable quantities of hydrocarbon reserves will be discovered on the exploration blocks in which we have an interest.
•	Our ability to realize revenues cannot be assured. Our ability to successfully drill, test and complete producing wells cannot be assured.
•
We cannot assure you that we will have available to us the capital required to meet our plans and objectives at the times and in the amounts required or we will have available the amounts we are required to fund under the terms of the PSC we are a party to.

•	We cannot assure you that we will be successful in joining any further ventures seeking to be granted PSC's by the GOI or that we will be successful in acquiring interests in existing ventures.
•	We cannot assure you that the GOI will consent to the assignment by GSPC of the 20% participating interest in the Tarapur Block.
•
We cannot assure you that the outcome of testing of one or more wells on the KG Block will be satisfactory and result in a commercially-productive well or that any further wells drilled on the KG Block will have commercially-successful results.

Our inability to meet our goals and objectives or the consequences to us from adverse developments in general economic or capital market conditions, events having international consequences, or military or terrorist activities could have a material adverse effect on us. We caution you that various risk factors accompany those forward-looking statements and are described, among other places, under the caption "Risk Factors" herein. They are also described in our Annual Report on Form 10-KSB for the year ended December 31, 2005, our Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this Prospectus and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

USE OF PROCEEDS

This Prospectus relates solely to the common stock being offered and sold for the account of the Selling Securityholders upon the exercise of options granted to them under our 1998 Stock Incentive Plan. We will not receive any of the proceeds from the sale of the common stock being offered by the Selling Securityholders but will pay all of the expenses related to the registration of the securities. We estimate that these expenses will be approximately $20,000.

The 3,237,000 shares included in this Prospectus are issuable on exercise of outstanding options granted under the Plan and held by the Selling Securityholders. In the event all the options are exercised by the Selling Stockholders, we will receive aggregate proceeds of $7,958,060. There can be no assurance those options will be exercised or the proceeds received. Such proceeds will be added to our general corporate funds and used for working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the aggregate numbers of securities beneficially owned by each Selling Stockholder as of July 25, 2006 and the aggregate number of securities registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may sell all or a portion of the securities at any time and from time to time after the date hereof, no estimate can be made of the number of shares of common stock that each Selling Stockholder may retain upon the completion of the offering. The registration of these shares for resale does not necessarily mean that the Selling Stockholder will sell any of the shares.

Name of Selling Stockholder	Shares Beneficially Owned Prior to This Offering	Shares Beneficially Owned Offered for Selling Stockholder Account(1)	Shares Beneficially Owned After This Offering	Percentage of Shares Beneficially Owned After Offering
Jean Paul Roy(2)	33,481,000	1,350,000	32,131,000	48.8%
Allan J. Kent(3)	1,350,000	1,350,000	0	0%
Brent J. Peters(4)	214,067	180,000	34,067	0%
Peter R. Smith(4)	117,000	117,000	0	0%
Michael J. Hudson(4)	140,000	140,000	0	0%
Dr. Avinash Chandra(4)	151,100	100,000	51,100	0%
(1) The shares of Common Stock offered pursuant to this Prospectus are issuable on exercise of options granted under our 1998 Stock Incentive Plan. As of the date of this Prospectus, none of such options has been exercised.
(2) Mr. Roy is our President and Chief Executive Officer and is a Director of our company. Mr. Roy also holds, as of July 25, 2006, inclusive of the shares beneficially owned included for resale in this Prospectus, an aggregate of 33,481,000 shares of Common Stock. Of such shares, an aggregate of 5 million shares are held in escrow pursuant to the terms of an agreement whereby we purchased the outstanding capital stock of GeoGlobal Resources (India) Inc. from Mr. Roy. Under the terms of the escrow agreement, Mr. Roy has the voting rights with respect to these shares. Of the 33,481,000 shares, 1,350,000 shares are issuable on exercise of options granted under the Plan at prices ranging from $1.10 to $3.95 and expiring at various dates commencing August 31, 2006 through July 10, 2016. Mr. Roy is the sole stockholder of Roy Group (Barbados) Inc., a company organized under the laws of Barbados, pursuant to which the services of Mr. Roy are provided to us at a fee of currently $350,000 per year. In addition, Mr. Roy is the sole stockholder of Roy Group (Mauritius) Inc., a company organized under the laws of Mauritius, which is a party to an agreement with us whereby we have agreed to transfer to that company one-half of our original 10% interest under our PSC in the KG Block and our rights under the related carried interest agreement.
(3) Of the 1,350,000 shares, 1,350,000 shares are issuable on exercise of options granted under the Plan at prices ranging from $1.10 to $3.95 and expiring at various dates commencing August 31, 2006 through July 10, 2016. Mr. Kent is our Executive Vice President and Chief Financial Officer and is a Director. Mr. Kent’s services to us are provided through D.I. Investments Ltd., a company organized under the laws of Alberta of which Mr. Kent is the sole stockholder.
(4) A Director of our company.

PLAN OF DISTRIBUTION

Following the date of this Resale Prospectus, the Selling Stockholders may sell or distribute some or all of the common stock issued on exercise of options they hold from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders on the American Stock Exchange at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

Persons who are pledges, donees, transferees, or other successors in interest of any of the named Selling Stockholders (including, but not limited to, persons who receive shares from a named Selling Stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this Resale Prospectus) may also use this Resale Prospectus and are included when we refer to Selling Stockholder in this Resale Prospectus. If necessary, we would file a supplement to this Resale Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, donee, transferee or other successors in interest as Selling Stockholders under this Resale Prospectus. Selling Stockholders may sell the shares by one or more of the following methods, without limitation:

•
block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;
•	ordinary brokerage transactions and transactions in which the broker solicits purchases;
•
an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

•	privately negotiated transactions, directly or through agents;
•	short sales of shares and sales to cover short sales;
•	through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;
•	through the distribution of the shares by any Selling Stockholder to its partners, members or shareholders;
•	one or more underwritten offerings;
•	agreements between a broker or dealer and one or more of the Selling Stockholders to sell a specified number of the securities at a stipulated price per share; and
•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Stockholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Stockholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Selling Stockholders’ securities. If necessary, we will file a supplement to this Resale Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act to disclose any such arrangements made known to us by the Selling Stockholders.

Under applicable rules and regulations currently in effect under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders. All of the foregoing may affect the marketability of the common stock.

We will pay substantially all the expenses incident to this offering of the common stock to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We estimate these expenses will total $20,000. The Selling Stockholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this Resale Prospectus. Rule 144 is available for the sale of restricted securities after a period of twelve months has expired from the date the securities are purchased and fully paid for. Under the tacking provisions of Rule 144, the twelve-month period will begin to run on the date the shares of common stock were purchased and fully paid for. The holding period for the shares issued on exercise of the common stock purchase warrants and the compensation options begins on the date the consideration for the purchase is paid in full. Rule 144 also imposes limitations on the amount of securities that can be sold and the manner of sale of the shares during the twelfth to twenty-fourth month period after the purchase of and payment in full for the securities. The limitation on the amount of securities that can be sold limits a Selling Stockholder to selling, including sales of shares made during the preceding three months, an amount of shares not exceeding 1% of the shares outstanding. This calculation is made without reflecting as outstanding shares issuable on conversion or exercise of outstanding debt securities, options or warrants. The manner of sale provisions require that the shares be sold in brokers’ transactions and that the person making the sale not solicit or arrange for the solicitation of orders to purchase the securities in anticipation of or in connection with the sale or make any payment in connection with the offer or sale to any person other than the broker who executes the sale.

In order to be a broker’s transaction, the broker executing the sale can do nothing more than execute the order to sell as agent for the person selling the shares and receive no more than the customary commission. In addition, the broker cannot solicit or arrange for the solicitation of orders to buy the shares or be aware of circumstances indicating that the sale is a part of an unlawful distribution of the shares in violation of the registration requirements of the Securities Act. A notice of sale on Form 144 is to be filed with the U.S. Securities and Exchange Commission at the time of making a Rule 144 sale.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by William S. Clarke, P.A., Princeton, New Jersey.

EXPERTS

The consolidated financial statements of GeoGlobal Resources Inc. as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005, 2004 and 2003, and for the cumulative period from inception on August 21, 2002 to December 31, 2005 incorporated by reference in this Resale Prospectus have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the American Stock Exchange.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Unless expressly incorporated into this Registration Statement, a report furnished to the SEC on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the offering of securities by this prospectus is completed:

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 12, 2006;

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on April 13, 2006;

•	the description of our common stock contained in our registration statement on Form 8-A (File No.001-32158) filed with the SEC on April 27, 2004.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

We have filed with the SEC a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to shares issuable on exercise of options granted under our 1998 Stock Incentive Plan. This prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to us and our Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

GeoGlobal Resources Inc.
605 - 1st Street SW, Suite 310
Calgary, Alberta T2P 3S9
Attention: Investor Relations
403-777-9250

Information contained on our website is not part of this Prospectus. You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

(a)	Our Annual Report on Form 10-KSB, filed on April 13, 2006;
(b)	Our Quarterly Report on From 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 12, 2006;
(c)
The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 27, 2004, including any amendments or reports filed for the purpose of updating such description.

All reports (other than portions of Current Reports on Form 8-K furnished and not filed, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http://www.sec.gov.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of our directors and officers for monetary damages. Our Bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, and permit us to indemnify its other officers. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article 5.1 of our Bylaws.

Under our Bylaws, we must generally advance all expenses incurred by our directors and executive officers who are party or threatened to be made party to any action by reason of the fact that each such director or executive officer is or was a director or executive officer of our company. Each advancement shall only be made if such director or executive officer undertakes to repay any such advancement if it is ultimately determined that such person is not entitled to be indemnified under our Bylaws or otherwise. Our Bylaws further provide that we may purchase indemnification insurance on a person required or permitted to be indemnified under the Bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

From time to time, we may enter into individual contracts with any or all of our directors or officers regarding indemnification and advances, to the fullest extent permitted under Delaware law. We believe that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

We carry directors’ and officers’ liability insurance coverage which insures our directors and officers and the directors and officers of our subsidiaries in certain circumstances.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	1998 Stock Incentive Plan*

5.1	Opinion of William S. Clarke, P.A.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of William S. Clarke, P.A. (included in Exhibit 5.1).

__________________________
* Incorporated by reference to the Registrant’s registration statement on Form S-8 (File No. 333-74245).

Item 9. Undertakings.

(a) We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Calgary, Province of Alberta, Canada on the 27thh day of July, 2006.

GeoGlobal Resources Inc.

By:	/s/ /s/ Jean Paul Roy
Jean Paul Roy, President and Chief Executive Officer
/s/ Allan Kent (pursuant to power of attorney)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jean Paul Roy Jean Paul Roy /s/ Allan Kent (pursuant to power of attorney)	Director, President and Chief Executive Officer (Principal Executive Officer)	July 27, 2006

/s/ Allan J. Kent Allan J. Kent	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2006

/s/ Brent J. Peters Brent J. Peters s/ Allan Kent (pursuant to power of attorney)	Director	July 27, 2006

/s/ Peter R. Smith Peter R. Smith /s/ Allan Kent (pursuant to power of attorney)	Director	July 27, 2006

/s/ Michael J. Hudson Michael J. Hudson /s/ Allan Kent (pursuant to power of attorney)	Director	July 27, 2006

/s/ Avinash Chandra Avinash Chandra /s/ Allan Kent (pursuant to power of attorney)	Director	July 27, 2006

GeoGlobal Resources Inc.
Power of Attorney

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of GeoGlobal Resources Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), hereby constitutes and appoints Jean Paul Roy and Allan Kent, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jean Paul Roy Jean Paul Roy	Director, President and Chief Executive Officer (Principal Executive Officer)	July 27, 2006

/s/ Allan J. Kent Allan J. Kent	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2006

/s/ Brent J. Peters Brent J. Peters	Director	July 27, 2006

/s/ Peter R. Smith Peter R. Smith	Director	July 27, 2006

s/ Michael J. Hudson Michael J. Hudson	Director	July 27, 2006

/s/ Avinash Chandra Avinash Chandra	Director	July 27, 2006

GeoGlobal Resources Inc.

REGISTRATION STATEMENT ON FORM S-8

Index to Exhibits

Exhibit Number	Description

4.1	1998 Stock Incentive Plan*

5.1	Opinion of William S. Clarke, P.A.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of William S. Clarke, P.A. (included in Exhibit 5.1).

__________________________
* Incorporated by reference to the Registrant’s registration statement on Form S-8 (File No. 333-74245).